UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 4, 2008

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 4, 2008, The Hartford Financial Services Group, Inc. (the "Company") entered into a collared accelerated stock repurchase confirmation agreement (the "Agreement") with Credit Suisse International ("Credit Suisse"), pursuant to which the Company has committed to repurchase $500 million of its common stock. The Company paid $500 million to Credit Suisse following execution of the Agreement.

The number of shares actually purchased pursuant to the Agreement will be determined based on a discount to the volume weighted average share price of the Company’s common stock on the New York Stock Exchange during the period of the stock repurchase program, subject to certain provisions that establish a minimum and maximum number of shares that may be repurchased by the Company. Credit Suisse will deliver the minimum number of shares to the Company shortly after determination of such minimum and maximum number of shares. The Company may receive additional shares from Credit Suisse depending on the average price of the Company’s common stock over a period of time following delivery of the minimum number of shares, subject to a maximum number of shares.

Shares repurchased under the Agreement will be held in treasury.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

June 10, 2008	By:	/s/ Ricardo A. Anzaldua

Name: Ricardo A. Anzaldua
Title: Senior Vice President and Corporate Secretary